Exhibit 99
Southwest Bancorp, Inc.
Communications Provided to Shareholders
In Connection with Distribution of Proxy Materials and Annual Report on Form 10-K

Forward-Looking Statements
Southwest Bancorp, Inc. (“Southwest”) makes forward-looking statements in the following “Textual Material Provided to Shareholders” that are subject to risks and uncertainties. These include forward-looking statements such as: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; expectations regarding our ability to utilize tax loss benefits; estimates of value of assets held for sale or available for sale; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws and regulations and accounting principles; and a variety of other matters. These other matters include among other things, the direct and indirect effects of economic conditions on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results. Designation as a well-capitalized institution does not constitute a recommendation or endorsement by Federal bank regulators.

Textual Material Provided to Shareholders

Letter to Shareholders from the CEO.
Southwest Bancorp, Inc.
February 24, 2012

Dear Shareholders,

We began 2011 with a high level of nonperforming and potential problem assets that produced a drag on earnings, dividends, and shareholder returns. Our primary focus for the year was resolving those credit quality issues. We took decisive action.

We strengthened our credit, loan review, and workout functions under a new organizational structure, a new Chief Banking Officer and a new Chief Credit Officer, and bolstered the credit analysis staff and work-out staff with additional experienced officers.

As we approached the third quarter, we faced a critical question:

Should we take action to eliminate the pool of higher risk assets by sale, which would immediately reduce the risk and improve our future prospects but create a net loss for the year; or

Should we continue to work out these loans over some unknown period and with uncertain earnings impact?

We decided that a near-term sale of higher risk assets was in the best interests of Southwest’s shareholders. In the fourth quarter we successfully concluded sales of loans and other real estate totaling $302 million, including $169 million of nonperforming assets and $131 million of potential problem loans.

We recorded expenses on the sales that contributed to a net loss of $68.3 million for the year. However, the sales meaningfully improved our credit quality and our prospects for 2012 and beyond. Our asset sales and our other work-out efforts produced a 72% reduction in nonperforming assets and a 43% reduction in potential problem loans from year-end 2010. At year-end 2011, nonperforming loans to total portfolio loans were 0.80% compared to 4.59% at December 31, 2010.

We look forward to the future. We started 2012 with improved credit quality, consolidated assets of $2.4 billion, and capital ratios that continued to exceed the standards required for well-capitalized banking organizations. We will continue to focus on our commercial banking operations serving our primary markets, and plan to stabilize loan revenue by generating new loans prudently and profitably.

We are committed to a return to sustained profitability, to resumption of dividends for trust preferred securities, preferred stock, and common stock, and to once again produce reliable and attractive returns for our shareholders.

We also remain committed to the communities we serve. Southwest supports local, state, and national service organizations and the arts financially, by donating many hours of voluntary assistance, and by providing leadership in each of our geographic markets.

The Board of Directors joins me in thanking you for your investment and support. We look forward to the future with high energy, a vision for long-term success, and dedication to increase the value of your investment in Southwest.

Sincerely,

Rick Green

Vice Chairman of the Board,
President and Chief Executive Officer,
Southwest and Stillwater National